Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands Enters into New $250 Million Credit Facility

LOUISVILLE, Ky. (February 17, 2017) -- Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) through brands such as Zig-Zag®, Stoker’s®, VaporBeast™, and Primal®, today announced that it has entered into a new $250 million credit facility, replacing its existing credit facility.

The $250 million credit facility is comprised of two tranches.  The first lien tranche includes a $50 million five-year revolving credit facility, a $110 million “first out” five-year term loan facility, and a $35 million “second out” five and one-quarter-year term loan facility.  Additionally, the first lien tranche includes a $40 million accordion feature. The second lien tranche consists of a $55 million five and one-half-year term loan. All of the term loans were fully drawn at closing, and the revolving credit facility was partially drawn at closing. Proceeds from the new credit facility were used to retire TPB’s existing credit facilities and pay transaction expenses in connection with the refinancing.

Loans under the first lien revolving credit facility and the “first out” term loan bear interest at LIBOR plus 2.5% to 3.5% based on TPB’s senior leverage ratio, and the first lien second out term loan bears interest at LIBOR plus 6.0%.  The second lien term loan bears interest at a fixed rate of 11.0%.  The Credit Agreement contains conditions to funding, representations and warranties, affirmative covenants, negative covenants and facility fees that are customary for credit facilities of this type. TPB intends to use available funds under the revolving credit facility for general corporate purposes, which may include working capital needs, capital expenditures, potential acquisitions, and organic growth strategic initiatives.

President and CEO Larry Wexler said, “This new facility provides us with greater flexibility in the execution of our growth and acquisition strategy, reduces our interest expense, hedges a portion of our debt structure against a rising rate environment and reduces the administrative burden and costs associated with our former credit facility.”

The new credit facility was arranged by Fifth Third Bank, Capital One, National Association and Regions Capital Markets.

Turning Point Brands, Inc. | www.turningpointbrands.com | 502.774.9238

About Turning Point Brands, Inc.

Louisville-based Turning Point Brands, Inc. (NYSE:TPB) is a leading U.S. provider of Other Tobacco Products (“OTP”).  Through widely recognized brands such as Zig-Zag®, Beech-Nut®, Stoker’s® and VaporBeast™, the company markets Smokeless Products (chewing tobacco and moist snuff), Smoking Products (premium cigarette papers and cigar products), New Generation electronic Products (e-cigarettes, vaporizers and E-Liquids), and New Generation non-nicotine, non-tobacco Products sold through the Primal® brand.  More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	our ability to maintain consumer brand recognition and loyalty of our customers;
•
difficulties with respect to acquisition integration, including, without limitation, difficulties that result in the failure to achieve expected synergies, efficiencies and cost savings from acquisitions within the expected time periods (if at all);

•	substantial and increasing federal, state and local regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible significant increases in tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;

Turning Point Brands, Inc. | www.turningpointbrands.com | 502.774.9238

•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarette, vaporizer and e-liquid use;
•	the amount of our indebtedness;
•	the terms of our credit facilities may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	fluctuations in our month-to-month results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations; and
•	departure of key management personnel or our inability to attract and retain talent.

Contacts:

Investment Community:
Mark A. Stegeman, 502-774-9238
SVP, Chief Financial Officer
ir@tpbi.com

Media:
Terry McWilliams, 502-774-9238
President, Mozaic Investor Relations, Inc.
ir@tpbi.com

Turning Point Brands, Inc. | www.turningpointbrands.com | 502.774.9238